Exhibit 99

Investor Relations
P. O. Box 1113
Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

June 27, 2018

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FOURTH-QUARTER AND FULL-YEAR FISCAL 2018 RESULTS; PROVIDES 2019 OUTLOOK

Fourth-quarter Highlights

•	Net sales increased 2 percent to $3.9 billion; organic net sales¹ increased 1 percent

•	Operating profit decreased 8 percent; total segment operating profit increased 7 percent in constant currency

•	Diluted earnings per share (EPS) were $0.59 compared to $0.69 a year ago; adjusted diluted EPS totaled $0.79, up 7 percent in constant currency

Full-year Highlights

•	Net sales increased 1 percent to $15.7 billion; organic net sales were flat to last year

•	Operating profit decreased 2 percent; total segment operating profit decreased 6 percent in constant currency

•	Diluted EPS were $3.64 compared to $2.77 a year ago; adjusted diluted EPS of $3.11 essentially matched year-ago results in constant currency, including a 2-point headwind related to financing costs for the Blue Buffalo acquisition

•	Operating cash flow increased 18 percent to $2.8 billion; free cash flow increased 28 percent to $2.2 billion

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – June 27, 2018 – General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 27, 2018, that were in line with the company’s most recent fiscal 2018 outlook.

“Fiscal 2018 represented an important first step in returning our business to sustainable topline growth,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We made significant progress toward competing more effectively this year, with strong innovation, marketing, and in-store execution driving positive organic sales growth in each of our last three quarters. And we moved to reshape our portfolio for future growth with the acquisition of Blue Buffalo, a fast-growing, highly profitable business that is leading the transformation of the U.S. pet food category. While our full-year profit results fell short of our initial plans, we finished the year delivering growth in sales, margins, profit, and EPS in the fourth quarter. And I’m pleased with the continued progress we’ve made in cash generation, with our free cash flow up nearly 30 percent this year.”

Harmening continued, “As we turn to fiscal 2019, we’ll continue to follow our Consumer First strategy and execute against our global growth priorities to further improve our topline momentum. We are committed to competing effectively across all our brands and geographies, increasing investments to accelerate our differential growth platforms, and maximizing the growth opportunities for Blue Buffalo. We are also keenly focused on maintaining our efficiency in this more inflationary cost environment, and we have initiatives underway to help protect our profitability.”

General Mills continues to pursue its Consumer First strategy and execute against its three key global growth priorities: 1) competing effectively on all brands and across all geographies through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing transactions, including the recent acquisition of Blue Buffalo Pet Products, Inc. (“Blue Buffalo”), the leading brand in the fast-growing wholesome natural pet food category in the U.S. The company also intends to pursue divestitures of growth-dilutive businesses to further reshape its portfolio. By focusing on these priorities, General Mills expects to generate consistent topline growth, which, when balanced with a disciplined focus on margin expansion, cash conversion, and cash returns, should create significant value for shareholders.

Fourth Quarter Results Summary

•	Net sales increased 2 percent to $3.89 billion. Organic net sales increased 1 percent, primarily reflecting benefits from organic net price realization and mix across all four operating segments, partially offset by lower organic volume in the North America Retail, Europe & Australia, and Asia & Latin America segments.

•	Gross margin increased 180 basis points to 36.5 percent of net sales. Adjusted gross margin, which excludes certain items affecting comparability, increased 70 basis points to 35.8 percent. This was driven by favorable net price realization and mix, as well as benefits from productivity initiatives including a newly implemented global sourcing program.

•	Operating profit totaled $561 million, down 8 percent from last year due to higher restructuring, impairment, and other exit costs. Operating profit margin of 14.4 percent decreased 160 basis points. Adjusted operating profit margin increased 170 basis points to 18.5 percent, reflecting higher adjusted gross margin and lower selling, general, & administrative (SG&A) expenses.

•	Total segment operating profit of $727 million was up 7 percent in constant currency.

•	Net earnings attributable to General Mills totaled $354 million, down 13 percent from a year ago, reflecting lower operating profit and higher net interest expense, partially offset by a lower effective tax rate. Diluted EPS totaled $0.59 compared to $0.69 in the prior year.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.79 in the fourth quarter, up 8 percent from the prior year. Constant-currency adjusted diluted EPS increased 7 percent, driven by higher adjusted operating profit, partially offset by a 7-point headwind related to Blue Buffalo acquisition financing.

Full Year Results Summary

•	Net sales increased 1 percent to $15.74 billion and organic net sales essentially matched year-ago levels.

•	Gross margin decreased 110 basis points to 34.5 percent of net sales. Adjusted gross margin was down 170 basis points to 34.4 percent.

•	Operating profit totaled $2.51 billion, down 2 percent from the prior year. Operating profit margin of 15.9 percent was down 50 basis points. Adjusted operating profit margin decreased 90 basis points to 17.2 percent.

•	Total segment operating profit of $2.79 billion was down 6 percent in constant currency.

•	Net earnings attributable to General Mills totaled $2.13 billion. Diluted EPS of $3.64 increased 31 percent from the prior year.

•	Adjusted diluted EPS of $3.11 was up 1 percent as reported and essentially matched year-ago levels on a constant-currency basis, including a 2-point headwind related to Blue Buffalo acquisition financing.

Operating Segment Results

Components of Fiscal 2018 Reported Net Sales Growth

Fourth Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(2)	pts	1	pt	1	pt	Flat
Convenience Stores & Foodservice	—		5	pts	—		5%
Europe & Australia	(1)	pt	5	pts	10	pts	14%
Asia & Latin America	(7)	pts	7	pts	(1)	pt	(1)%

Total	(2)	pts	3	pts	1	pt	2%

Full Year
North America Retail	—		(1)	pt	—		(1)%
Convenience Stores & Foodservice	1	pt	2	pts	—		3%
Europe & Australia	(1)	pt	3	pts	7	pts	9%
Asia & Latin America	(10)	pts	8	pts	1	pt	(1)%

Total	(1)	pt	1	pt	1	pt	1%

Components of Fiscal 2018 Organic Net Sales Growth

Fourth Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures	Reported Net Sales
North America Retail	(2)	pts	1	pt	(1)%	1	pt	—	Flat
Convenience Stores & Foodservice	—		5	pts	5%	—		—	5%
Europe & Australia	(1)	pts	5	pts	4%	10	pts	—	14%
Asia & Latin America	(7)	pts	7	pts	Flat	(1)	pt	—	(1)%

Total	(2)	pts	3	pts	1%	1	pt	—	2%

Full Year
North America Retail	—		(1)	pt	(1)%	—		—	(1)%
Convenience Stores & Foodservice	1	pt	2	pts	3%	—		—	3%
Europe & Australia	(1)	pt	3	pts	2%	7	pts	—	9%
Asia & Latin America	(10)	pts	8	pts	(2)%	1	pt	—	(1)%

Total	(1)	pt	1	pt	Flat	1	pt	—	1%

Fiscal 2018 Segment Operating Profit Growth

Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	7%	7%
Convenience Stores & Foodservice	11%	11%
Europe & Australia	55%	37%
Asia & Latin America	(57)%	(56)%

Total	8%	7%

Full Year
North America Retail	(4)%	(4)%
Convenience Stores & Foodservice	(2)%	(2)%
Europe & Australia	(14)%	(22)%
Asia & Latin America	(53)%	(56)%

Total	(5)%	(6)%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment totaled $2.39 billion, essentially in line with the prior year. Net sales increased 2 percent in the U.S. Snacks and U.S. Cereal operating units and were down 5 percent in U.S. Yogurt and down 2 percent in U.S. Meals & Baking. Net sales for the Canada operating unit essentially matched the prior year. Organic net sales declined 1 percent in the quarter. Segment operating profit of $543 million increased 7 percent, driven by benefits from cost savings initiatives and lower SG&A expenses, partially offset by input cost inflation.

For the full year, North America Retail segment net sales were down 1 percent to $10.12 billion. A net sales decline of 12 percent in the U.S. Yogurt operating unit was partially offset by a 2 percent increase in U.S. Snacks and a 3 percent increase in Canada. Net sales for the U.S. Cereal and U.S. Meals & Baking operating units essentially matched the prior year. Full-year organic net sales declined 1 percent. Segment operating profit totaled $2.22 billion, down 4 percent from a year ago due to higher input costs and increased merchandising, partially offset by lower SG&A expenses.

Convenience Stores & Foodservice Segment

Fourth-quarter net sales for the Convenience Stores & Foodservice segment increased 5 percent to $511 million, with mid single-digit growth for the Focus 6 platforms led by frozen meals and snacks, as well as benefits from market index pricing on bakery flour. Organic net sales also increased 5 percent. Segment operating profit of $117 million increased 11 percent, reflecting positive net price realization and mix and benefits from cost savings initiatives, partially offset by input cost inflation.

For the full year, Convenience Stores & Foodservice net sales increased 3 percent to $1.93 billion, including low single-digit growth for the Focus 6 platforms and benefits from market index pricing on bakery flour. Organic net sales also increased 3 percent. Segment operating profit totaled $393 million, 2 percent below last year primarily driven by higher input costs, partially offset by positive net price realization and benefits from cost savings initiatives.

Europe & Australia Segment

Fourth-quarter net sales for the Europe & Australia segment increased 14 percent to $556 million, driven by favorable foreign currency exchange and benefits from net price realization and mix. Organic net sales increased 4 percent. Sales growth on the snack bars, ice cream, and Mexican food platforms was partially offset by a decline in yogurt. Segment operating profit of $57 million was up 55 percent as reported and up 37 percent in constant currency, primarily reflecting benefits from net price realization and mix and cost savings initiatives.

For the full year, Europe & Australia net sales increased 9 percent to $1.98 billion, reflecting favorable foreign currency exchange and benefits from net price realization and mix. Organic net sales increased 2 percent. Sales growth for the snack bars and ice cream platforms offset declines in yogurt. Segment operating profit of $142 million was down 14 percent as reported and down 22 percent in constant currency, primarily driven by input cost inflation, including currency-driven inflation on products imported into the U.K.

Asia & Latin America Segment

Fourth-quarter net sales for the Asia & Latin America segment decreased 1 percent to $435 million, driven by the comparison to the year-ago period that included an extra month of results reported for Brazil as we aligned the market’s calendar to our fiscal year end, partially offset by underlying volume growth and benefits from net price realization and mix. Organic net sales essentially matched year-ago levels. Excluding the reporting period difference, organic net sales increased double digits. Segment operating profit decreased to $10 million from $22 million a year ago, driven by higher input costs, higher SG&A expenses, and the impact of the reporting period difference.

For the full year, Asia & Latin America net sales declined 1 percent to $1.71 billion, reflecting volume declines and the reporting period difference partially offset by benefits from net price realization and mix and favorable foreign currency exchange. Organic net sales declined 2 percent. Excluding the reporting period difference, organic net sales increased low single digits. Segment operating profit totaled $40 million compared to $84 million a year ago, driven by lower volume and input cost inflation, including currency-driven inflation on imported products.

Joint Venture Summary

Fourth-quarter net sales for Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) each were down 2 percent in constant currency. Combined after-tax earnings from joint ventures were $21 million compared to $20 million a year ago, driven by favorable foreign currency exchange, partially offset by a $2 million after-tax restructuring charge at CPW.

For the full year, constant-currency net sales increased 1 percent for HDJ and essentially matched year-ago levels for CPW. After-tax earnings from joint ventures of $85 million were in line with a year ago.

Other Income Statement Items

Unallocated corporate items totaled $117 million net expense in fiscal 2018, compared to $190 million net expense in 2017. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $90 million net expense this year compared to $118 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $166 million in fiscal 2018 compared to $183 million in 2017. This included $97 million of impairment charges recorded in the fourth quarter of fiscal 2018 related to the Yoki, Mountain High, and Immaculate Baking brand intangible assets, primarily driven by lower future sales and profitability projections for those businesses. An additional $25 million of restructuring and project-related charges were recorded in cost of sales this year compared to $85 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense in fiscal 2018 totaled $374 million, up 27 percent from a year ago, primarily driven by financing related to the Blue Buffalo acquisition. The effective tax rate for fiscal 2018 was 2.7 percent, compared to 28.8 percent last year, primarily driven by the provisional net benefit related to the Tax Cuts and Jobs Act (TCJA) (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 25.7 percent in 2018 compared to 29.2 percent in 2017, driven by the lower U.S. federal blended statutory tax rate resulting from the TCJA.

Cash Flow Generation and Cash Returns

Fiscal 2018 cash provided by operating activities totaled $2.84 billion, up 18 percent from the prior year due to improvements in accounts payable and changes in income taxes payable, incentive accruals, and trade and advertising accruals. Capital investments totaled $623 million in fiscal 2018 compared to $684 million a year ago. Dividends paid essentially matched last year at $1.14 billion. General Mills repurchased approximately 11 million shares of common stock in fiscal 2018 for a total of $602 million. Average diluted shares outstanding declined 2 percent to 586 million.

Blue Buffalo Acquisition

On April 24, 2018, General Mills acquired Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S., for an aggregate purchase price of $8.0 billion. The company financed the transaction with a combination of $6.0 billion in long-term debt, $1.0 billion in equity, and cash on hand. General Mills executed the equity financing by issuing 22.7 million shares of common stock on March 27, 2018.

The consolidated results of Blue Buffalo will be reported as a new Pet operating segment in future periods on a one-month lag. As a result, our fiscal 2018 financial results do not include Pet segment results.

Fiscal 2019 Outlook

“We expect the operating environment in fiscal 2019 to continue to be dynamic, requiring us to increase our agility while remaining laser-focused on delivering on our consumers’ expectations,” Harmening said. “Our fiscal 2019 targets reflect the investments we’re making to enhance our capabilities and accelerate our growth, as well as the impact of adding Blue Buffalo to our portfolio. These initiatives will drive strong returns over the long term and further advance us toward our goal of consistently delivering profitable growth and top-tier returns for our shareholders.”

General Mills outlined its key full-year fiscal 2019 targets:

•	Organic net sales are expected to be in a range between flat and up 1 percent. Including the impact of the Blue Buffalo acquisition, net sales are expected to increase 9 to 10 percent.

•	Constant-currency adjusted operating profit is expected to increase 6 to 9 percent from the base of $2.7 billion reported in fiscal 2018.

•	Constant-currency adjusted diluted EPS are expected to range between flat and down 3 percent from the base of $3.11 earned in fiscal 2018. This estimate includes a 4-cent headwind related to the Blue Buffalo acquisition, driven by the impact of purchase accounting.

General Mills will hold a briefing for investors today, June 27, 2018, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time). You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2019 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2018	% Change	2017	% Change	2016
	(Unaudited)
Net sales	$15,740.4	0.8%	$15,619.8	(5.7%)	$16,563.1
Cost of sales	10,312.9	2.6%	10,056.0	(6.3%)	10,733.6
Selling, general, and administrative expenses	2,752.6	(1.7%)	2,801.3	(10.2%)	3,118.9
Divestitures loss (gain)	—	NM	13.5	NM	(148.2)
Restructuring, impairment, and other exit costs	165.6	(9.3%)	182.6	NM	151.4

Operating profit	2,509.3	(2.2%)	2,566.4	(5.2%)	2,707.4
Interest, net	373.7	26.6%	295.1	(2.9%)	303.8

Earnings before income taxes and after-tax earnings from joint ventures	2,135.6	(6.0%)	2,271.3	(5.5%)	2,403.6
Income taxes	57.3	(91.3%)	655.2	(13.2%)	755.2
After-tax earnings from joint ventures	84.7	(.4%)	85.0	(3.8%)	88.4

Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,163.0	27.2%	1,701.1	(2.1%)	1,736.8
Net earnings attributable to redeemable and noncontrolling interests	32.0	(26.6%)	43.6	10.7%	39.4

Net earnings attributable to General Mills	$2,131.0	28.6%	$1,657.5	(2.4%)	$1,697.4

Earnings per share—basic	$3.69	30.9%	$2.82	(0.4%)	$2.83

Earnings per share—diluted	$3.64	31.4%	$2.77	NM	$2.77

Dividends per share	$1.96	2.1%	$1.92	7.9%	$1.78

	Fiscal Year
	2018	Basis Pt Change	2017	Basis Pt Change	2016
Comparisons as a % of net sales:
Gross margin	34.5%	(110)	35.6%	40	35.2%
Selling, general, and administrative expenses	17.5%	(40)	17.9%	(90)	18.8%
Operating profit	15.9%	(50)	16.4%	10	16.3%
Net earnings attributable to General Mills	13.5%	290	10.6%	40	10.2%

	Fiscal Year
	2018	Basis Pt Change	2017	Basis Pt Change	2016
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	34.4%	(170)	36.1%	50	35.6%
Adjusted operating profit	17.2%	(90)	18.1%	130	16.8%
Adjusted net earnings attributable to General Mills	11.6%	(20)	11.8%	100	10.8%

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 27, 2018	May 28, 2017	% Change
Net sales	$3,890.2	$3,806.6	2.2%
Cost of sales	2,471.1	2,486.9	(.6%)
Selling, general, and administrative expenses	706.8	693.4	1.9%
Restructuring, impairment, and other exit costs	151.3	17.1	NM

Operating profit	561.0	609.2	(7.9%)
Interest, net	137.1	69.3	97.8%

Earnings before income taxes and after-tax earnings from joint ventures	423.9	539.9	(21.5%)
Income taxes	86.4	144.2	(40.1%)
After-tax earnings from joint ventures	20.6	19.9	3.5%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	358.1	415.6	(13.8%)
Net earnings attributable to redeemable and noncontrolling interests	3.7	6.7	(44.8%)

Net earnings attributable to General Mills	$354.4	$408.9	(13.3%)

Earnings per share—basic	$0.59	$0.70	(15.7%)

Earnings per share—diluted	$0.59	$0.69	(14.5%)

Dividends per share	$0.49	$0.48	2.1%

	Quarter Ended
	May 27, 2018	May 28, 2017	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	36.5%	34.7%	180
Selling, general, and administrative expenses	18.2%	18.2%	—
Operating profit	14.4%	16.0%	(160)
Net earnings attributable to General Mills	9.1%	10.7%	(160)

	Quarter Ended
	May 27, 2018	May 28, 2017	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.8%	35.1%	70
Adjusted operating profit	18.5%	16.8%	170
Adjusted net earnings attributable to General Mills	12.1%	11.3%	80

(a)	See Note 7 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2018	% Change	2017	% Change	2016
	(Unaudited)
Net sales:
North America Retail	$10,115.4	(0.8)%	$10,196.9	(6.8)%	$10,936.6
Convenience Stores & Foodservice	1,930.2	3.2%	1,870.0	(2.8)%	1,923.8
Europe & Australia	1,984.6	8.8%	1,824.5	(8.7)%	1,998.0
Asia & Latin America	1,710.2	(1.1)%	1,728.4	1.4%	1,704.7

Total	$15,740.4	0.8%	$15,619.8	(5.7)%	$16,563.1

Operating profit:
North America Retail	$2,217.4	(3.7)%	$2,303.6	(2.0)%	$2,351.2
Convenience Stores & Foodservice	392.6	(2.1)%	401.2	5.9%	378.9
Europe & Australia	142.1	(13.5)%	164.2	(18.0)%	200.3
Asia & Latin America	39.6	(52.6)%	83.6	21.0%	69.1

Total segment operating profit	2,791.7	(5.4)%	2,952.6	(1.6)%	2,999.5
Unallocated corporate items	116.8	(38.6)%	190.1	(34.2)%	288.9
Divestitures loss (gain)	—	NM	13.5	NM	(148.2)
Restructuring, impairment, and other exit costs	165.6	NM	182.6	NM	151.4

Operating profit	$2,509.3	(2.2)%	$2,566.4	(5.2)%	$2,707.4

The consolidated results of Blue Buffalo will be reported as a new Pet operating segment in future periods on a one-month lag. As a result, our fiscal 2018 results do not include Pet operating segment results.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 27, 2018	May 28, 2017	% Change
Net sales:
North America Retail	$2,388.0	$2,392.1	(0.2)%
Convenience Stores & Foodservice	510.6	487.7	4.7%
Europe & Australia	556.2	486.5	14.3%
Asia & Latin America	435.4	440.3	(1.1)%

Total	$3,890.2	$3,806.6	2.2%

Operating profit:
North America Retail	$543.0	$507.7	7.0%
Convenience Stores & Foodservice	117.0	105.8	10.6%
Europe & Australia	57.3	37.0	54.9%
Asia & Latin America	9.5	22.3	(57.4)%

Total segment operating profit	726.8	672.8	8.0%
Unallocated corporate items	14.5	46.5	(68.8)%
Restructuring, impairment, and other exit costs	151.3	17.1	NM

Operating profit	$561.0	$609.2	(7.9)%

The consolidated results of Blue Buffalo will be reported as a new Pet operating segment in future periods on a one-month lag. As a result, our fiscal 2018 results do not include Pet operating segment results.

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 27, 2018	May 28, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$399.0	$766.1
Receivables	1,684.2	1,430.1
Inventories	1,642.2	1,483.6
Prepaid expenses and other current assets	398.3	381.6

Total current assets	4,123.7	4,061.4
Land, buildings, and equipment	4,047.2	3,687.7
Goodwill	14,065.0	8,747.2
Other intangible assets	7,445.1	4,530.4
Other assets	943.0	785.9

Total assets	$30,624.0	$21,812.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,746.2	$2,119.8
Current portion of long-term debt	1,600.1	604.7
Notes payable	1,549.8	1,234.1
Other current liabilities	1,445.8	1,372.2

Total current liabilities	7,341.9	5,330.8
Long-term debt	12,668.7	7,642.9
Deferred income taxes	2,003.8	1,719.4
Other liabilities	1,341.0	1,523.1

Total liabilities	23,355.4	16,216.2

Redeemable interest	776.2	910.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,202.5	1,120.9
Retained earnings	14,459.6	13,138.9
Common stock in treasury, at cost, shares of 161.5 and 177.7	(7,167.5)	(7,762.9)
Accumulated other comprehensive loss	(2,429.0)	(2,244.5)

Total stockholders’ equity	6,141.1	4,327.9
Noncontrolling interests	351.3	357.6

Total equity	6,492.4	4,685.5

Total liabilities and equity	$30,624.0	$21,812.6

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2018	2017
	(Unaudited)
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,163.0	$1,701.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	618.8	603.6
After-tax earnings from joint ventures	(84.7)	(85.0)
Distributions of earnings from joint ventures	113.2	75.6
Stock-based compensation	77.0	95.7
Deferred income taxes	(504.3)	183.9
Pension and other postretirement benefit plan contributions	(31.8)	(45.4)
Pension and other postretirement benefit plan costs	4.6	35.7
Divestiture loss	—	13.5
Restructuring, impairment, and other exit costs	126.0	117.0
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	542.1	(194.2)
Other, net	(182.9)	(86.3)

Net cash provided by operating activities	2,841.0	2,415.2

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(622.7)	(684.4)
Acquisitions, net of cash acquired	(8,035.8)	—
Investments in affiliates, net	(17.3)	3.3
Proceeds from disposal of land, buildings, and equipment	1.4	4.2
Proceeds from divestiture	—	17.5
Exchangeable note	—	13.0
Other, net	(11.0)	(0.5)

Net cash used by investing activities	(8,685.4)	(646.9)

Cash Flows—Financing Activities
Change in notes payable	327.5	962.4
Issuance of long-term debt	6,550.0	1,072.1
Payment of long-term debt	(600.1)	(1,000.0)
Proceeds from common stock issued on exercised options	99.3	112.6
Proceeds from common stock issued	969.9	—
Purchases of common stock for treasury	(601.6)	(1,651.5)
Dividends paid	(1,139.7)	(1,135.1)
Distributions to noncontrolling and redeemable interest holders	(51.8)	(61.0)
Other, net	(108.0)	(46.9)

Net cash provided (used) by financing activities	5,445.5	(1,747.4)

Effect of exchange rate changes on cash and cash equivalents	31.8	(18.5)

Increase (decrease) in cash and cash equivalents	(367.1)	2.4
Cash and cash equivalents—beginning of year	766.1	763.7

Cash and cash equivalents—end of year	$399.0	$766.1

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(122.7)	$(69.2)
Inventories	15.6	(61.5)
Prepaid expenses and other current assets	(10.7)	16.6
Accounts payable	575.3	99.5
Other current liabilities	84.6	(179.6)

Changes in current assets and liabilities	$542.1	$(194.2)

See accompanying notes to the consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In fiscal 2018, we recorded an adjustment related to a prior year which increased income tax expense and total liabilities by $40.9 million in our Consolidated Financial Statements. We determined the adjustment to be immaterial to our Consolidated Statements of Earnings for the fiscal year ended May 27, 2018.

(2)	On April 24, 2018, we acquired Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) for an aggregate purchase price of $8.0 billion, including $103.0 million of consideration for net debt repaid at the time of acquisition. We financed the transaction with $6.0 billion in debt, $1.0 billion in equity, and cash on hand. The acquisition established General Mills as the leader in the U.S. wholesome natural pet food category and accelerates our portfolio reshaping strategy. In fiscal 2018, we recorded acquisition transaction and integration costs of $34.0 million in selling, general, and administrative (SG&A) expenses and $49.9 million in interest, net related to the debt issued to finance the acquisition.

During the second quarter of fiscal 2017, we sold our Martel, Ohio manufacturing facility in our Convenience Stores & Foodservice segment and simultaneously entered into a co-packing arrangement with the purchaser. We received $17.5 million in cash, and recorded a pre-tax loss of $13.5 million.

During the fourth quarter of fiscal 2016, we sold our General Mills de Venezuela CA subsidiary to a third party and exited our business in Venezuela. As a result of this transaction, we recorded a pre-tax loss of $37.6 million. In addition, we sold our General Mills Argentina S.A. foodservice business in Argentina to a third party and recorded a pre-tax loss of $14.8 million.

During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $788.0 million after transaction related costs. After the divestiture, we retained a brand intangible asset on our Consolidated Balance Sheets of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

(3)	In the fourth quarter of fiscal 2018, we recorded a $96.9 million charge related to the impairment of our Yoki, Mountain High and Immaculate Baking brand intangible assets in restructuring, impairment, and other exit costs.

We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges recorded in fiscal 2018 related to these initiatives were as follows:

	Quarter Ended		Fiscal Year
In Millions	May 27, 2018	May 28, 2017	2018	2017
Cost of sales	$1.0	$(1.3)	$14.0	$41.5
Restructuring, impairment, and other exit costs	54.4	17.1	68.7	182.6

Total restructuring charges	55.4	15.8	82.7	224.1

Project-related costs classified in cost of sales	$2.9	$7.5	$11.3	$43.9

In the fourth quarter of 2018, we approved global cost savings initiatives designed to reduce administrative costs and align resources behind high growth initiatives. These actions will affect approximately 625 positions, and we expect to incur approximately $55 million of net expenses relating to these actions, most of which will be cash. We recorded $49.3 million of restructuring charges relating to these actions in fiscal 2018. We expect these actions, to be completed by the end of fiscal 2019.

Other restructuring charges and project-related costs are summarized as follows:

	As Reported								Estimated
In Millions	Fiscal 2018		Fiscal 2017		Fiscal 2016		Prior to Fiscal 2016		Future		Total
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Savings (b)
Global reorganization	$(2.2)	$40.3	$72.1	$20.0	$—	$—	$—	$—	$—	$8	$70	$68
Closure of Melbourne, Australia plant	15.7	9.2	21.9	1.6	—	—	—	—	2	(4)	40	7
Restructuring of certain international product lines	(0.1)	0.3	45.1	10.3	—	—	—	—	1	(6)	46	5
Closure of Vineland, New Jersey plant	12.8	2.7	41.4	7.3	—	—	—	—	—	1	54	11
Project Compass	0.4	3.4	(0.4)	12.8	54.7	36.1	—	—	—	1	55	53
Project Century	7.8	(5.2)	44.0	49.4	182.6	34.1	181.8	12.0	—	1	416	91
Project Catalyst	—	1.4	—	1.3	(7.5)	47.8	148.4	45.0	—	—	141	96
Combination of certain operational facilities	(1.0)	(0.8)	—	5.1	—	4.5	13.9	6.5	—	1	13	16
Other	—	—	—	—	—	0.1	(0.6)	0.1	—	—	(1)	—

Total restructuring charges (a)	33.4	51.3	224.1	107.8	229.8	122.6	343.5	63.6	3	2	834	347
Project-related costs classified in cost of sales	11.3	10.9	43.9	46.9	57.5	54.5	13.2	9.7	4	8	130	130

Restructuring charges and project-related costs	$44.7	$62.2	$268.0	$154.7	$287.3	$177.1	$356.7	$73.3	$7	$10	$964	$477

Cumulative annual savings													$700

(a)	Includes restructuring charges recorded in cost of sales of $14.0 million in fiscal 2018, $41.5 million in fiscal 2017, and $78.4 million in fiscal 2016.
(b)	Cumulative annual savings, versus fiscal 2015 base, in fiscal 2018. Includes savings from SG&A cost reduction projects. Does not include savings from global cost savings initiatives approved in the fourth quarter of fiscal 2018.

We paid cash related to restructuring initiatives of $53.6 million in fiscal 2018, $107.8 million in fiscal 2017 and $122.6 million in fiscal 2016.

In addition to restructuring charges, we expect to incur approximately $130 million of additional project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded project-related costs in cost of sales of $11.3 million in fiscal 2018, $43.9 million in fiscal 2017 and $57.5 million in fiscal 2016. We paid cash for project-related costs of $10.9 million in fiscal 2018, $46.9 million in fiscal 2017 and $54.5 million in fiscal 2016.

(4)	For the fourth quarter of fiscal 2018, unallocated corporate expense totaled $14 million compared to $46 million in the same period last year. In the fourth quarter of fiscal 2018, we recorded $1 million of restructuring charges and $3 million of restructuring initiative project-related costs compared to $1 million of restructuring recovery and $8 million of restructuring initiative project-related costs in the prior year. We recorded a $29 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2018, compared to a $7 million net increase in expense in the fourth quarter of fiscal 2017. In addition, we recorded $30 million of acquisition transaction and integration costs in the fourth quarter of fiscal 2018 related to our acquisition of Blue Buffalo.

For fiscal 2018, unallocated corporate expense totaled $117 million compared to $190 million last year. In fiscal 2018, we recorded a $32 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $14 million net decrease in expense in the prior year. In addition, we recorded $14 million of restructuring charges and $11 million of restructuring initiative project-related costs in cost of sales in fiscal 2018, compared to $42 million of restructuring charges and $44 million of restructuring initiative project-related costs in cost of sales in fiscal 2017. In addition, we recorded $34 million of acquisition transaction and integration costs in fiscal 2018 related to our acquisition of Blue Buffalo.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 27, 2018	May 28, 2017	2018	2017	2016
Net earnings attributable to General Mills	$354.4	$408.9	$2,131.0	$1,657.5	$1,697.4

Average number of common shares—basic EPS	587.1	579.0	576.8	587.1	598.9
Incremental share effect from: (a)
Stock options	4.4	6.9	6.9	8.1	9.8
Restricted stock units, performance share units, and other	1.9	2.9	2.0	2.8	3.2

Average number of common shares—diluted EPS	593.5	588.9	585.7	598.0	611.9

Earnings per share—basic	$0.59	$0.70	$3.69	$2.82	$2.83
Earnings per share—diluted	$0.59	$0.69	$3.64	$2.77	$2.77

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)	The effective tax rate for fiscal 2018 was 2.7 percent compared to 28.8 percent for fiscal 2017. The 26.1 percentage point decrease in our effective tax rate as compared to the prior year was primarily due to the provisional net benefit of $524 million recorded in fiscal 2018 related to the Tax Cuts and Jobs Act (TCJA).

The effective tax rate for the fourth quarter of fiscal 2018 was 20.4 percent compared to 26.7 percent for the fourth quarter of fiscal 2017. The 6.3 percentage point decrease in our effective tax rate as compared to the prior year was primarily due to the lower U.S. federal statutory rate and the provisional net benefit of approximately $20 million recorded in the fourth quarter of fiscal 2018 related to the TCJA.

The TCJA was enacted on December 22, 2017, and results in significant revisions to the U.S. corporate income tax system, including a reduction in the U.S. corporate income tax rate, implementation of a territorial system and a deemed repatriation tax on untaxed foreign earnings. The TCJA resulted in a U.S. federal blended statutory tax rate of 29.4 percent for us in fiscal 2018. Generally, the impacts of the new legislation would be required to be recorded in the period of enactment, which for us was the third quarter of fiscal 2018. However, Accounting Standards Update 2018-05: Income Taxes (Topic 740) was issued with guidance allowing for the recognition of provisional amounts in the event that the accounting is not complete and a reasonable estimate can be made. The guidance allows for a measurement period of up to one year from the enactment date to finalize the accounting related to the TCJA.

(7)	We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2019 outlook for organic net sales growth and constant-currency adjusted operating profit and adjusted diluted EPS are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs and mark-to-market effects. Our fiscal 2019 outlook for organic net sales growth also excludes the effect of acquisitions and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2019. The unavailable information could have a significant impact on our fiscal 2019 GAAP financial results.

For fiscal 2019, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to increase net sales growth by high single digits; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and total restructuring charges and project-related costs related to actions previously announced to total approximately $13 million.

Diluted EPS Excluding Certain Items Affecting Comparability (Adjusted Diluted EPS) and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended				Fiscal Year
Per Share Data	May 27, 2018	May 28, 2017	Change		2018	2017	Change
Diluted earnings per share, as reported	$0.59	$0.69	(14)%		$3.64	$2.77	31%
Provisional net tax benefit (a)	(0.03)	—			(0.89)	—
Tax item (b)	—	—			0.07	—
Mark-to-market effects (c) (f)	(0.04)	0.01			(0.04)	(0.01)
Divestiture loss, net (d) (f)	—	—			—	0.01
Acquisition transaction and integration costs (d) (f)	0.08	—			0.10	—
Restructuring charges (e) (f)	0.08	0.02			0.11	0.26
Project-related costs (e) (f)	—	0.01			0.01	0.05
Intangible asset impairments (e) (f)	0.11	—			0.11	—

Diluted earnings per share, excluding certain items affecting comparability	$0.79	$0.73	8%		$3.11	$3.08	1%

Foreign currency exchange impact			1	pt			1	pt
Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			7%				Flat

(a)	See Note 6.
(b)	See Note 1.
(c)	See Note 4.
(d)	See Note 2. Acquisition transaction and integration costs include $34.0 million of charges recorded in interest, net, and $30.5 million of costs recorded in SG&A expenses for the quarter ended May 27, 2018.
(e)	See Note 3.
(f)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency Total Segment Operating Profit Growth Rates

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on a Constant- Currency Basis
Quarter Ended May 27, 2018	8%	1	pt	7%
Fiscal Year Ended May 27, 2018	(5)%	1	pt	(6)%

Constant-currency Segment Operating Profit Growth Rates

	Quarter Ended May 27, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	7%	Flat		7%
Europe & Australia	55	18	pts	37
Asia & Latin America	(57)%	(1	)pt	(56)%

	Fiscal Year Ended May 27, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(4)%	Flat		(4)%
Europe & Australia	(14)	(8	)pts	(22)
Asia & Latin America	(53)%	(3	)pts	(56)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended
In Millions	May 27, 2018		May 28, 2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,419.1	36.5%	$1,319.7	34.7%
Mark-to-market effects (b)	(28.6)	(0.8)%	6.8	0.2%
Restructuring charges (c)	1.0	—%	(1.3)	—%
Project-related costs (c)	2.9	0.1%	7.5	0.2%

Adjusted gross margin	$1,394.4	35.8%	$1,332.7	35.1%

Operating profit as reported	$561.0	14.4%	$609.2	16.0%
Mark-to-market effects (b)	(28.6)	(0.8)%	6.8	0.2%
Restructuring charges (c)	55.4	1.5%	15.8	0.4%
Project-related costs (c)	2.9	0.1%	7.5	0.2%
Acquisition transaction and integration costs (d)	30.5	0.8%	—	—%
Intangible asset impairments (c)	96.9	2.5%	—	—%

Adjusted operating profit	$718.1	18.5%	$639.3	16.8%

Net earnings attributable to General Mills as reported	$354.4	9.1%	$408.9	10.8%
Provisional net tax benefit (e)	(19.7)	(0.5)%	—	—%
Mark-to-market effects, net of tax (b) (g)	(19.7)	(0.5)%	4.2	0.1%
Restructuring charges, net of tax (c) (g)	40.8	1.1%	12.3	0.3%
Project-related costs, net of tax (c) (g)	2.1	0.1%	4.9	0.1%
Acquisition transaction and integration costs, net of tax (d) (g)	44.7	1.1%	—	—%
Tax adjustment (f)	0.4	—%	—	—%
CPW restructuring charges, net of tax	1.8	—%	—	—%
Intangible asset impairments, net of tax (c) (g)	64.9	1.7%	—	—%

Adjusted net earnings attributable to General Mills	$469.7	12.1%	$430.3	11.3%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2. Acquisition transaction and integration costs include $34.0 million of charges recorded in interest, net, and $30.5 million of costs recorded in SG&A expenses for the quarter ended May 27, 2018.
(e)	See Note 6.
(f)	See Note 1.
(g)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Fiscal Year
In Millions	2018		2017		2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,427.5	34.5%	$5,563.8	35.6%	$5,829.5	35.2%
Mark-to-market effects (b)	(32.1)	(0.2)%	(13.9)	(0.1)%	(62.8)	(0.4)%
Restructuring charges (c)	14.0	0.1%	41.5	0.3%	78.4	0.5%
Project-related costs (c)	11.3	—%	43.9	0.3%	57.5	0.3%

Adjusted gross margin	$5,420.7	34.4%	$5,635.3	36.1%	$5,902.6	35.6%

Operating profit as reported	$2,509.3	15.9%	$2,566.4	16.4%	$2,707.4	16.3%
Mark-to-market effects (b)	(32.1)	(0.2)%	(13.9)	(0.1)%	(62.8)	(0.4)%
Restructuring charges (c)	82.7	0.6%	224.1	1.4%	229.8	1.4%
Project-related costs (c)	11.3	—%	43.9	0.3%	57.5	0.4%
Divestitures loss (gain) (d)	—	—%	13.5	0.1%	(148.2)	(0.9)%
Acquisition transaction and integration costs (d)	34.0	0.3%	—	—%	—	—%
Intangible asset impairments (c)	96.9	0.6%	—	—%	—	—%

Adjusted operating profit	$2,702.1	17.2%	$2,834.0	18.1%	$2,783.7	16.8%

Net earnings attributable to General Mills as reported	$2,131.0	13.5%	$1,657.5	10.6%	$1,697.4	10.2%
Provisional net tax benefit (e)	(523.5)	(3.3)%	—	—%	—	—%
Mark-to-market effects, net of tax (b) (g)	(22.1)	(0.1)%	(8.8)	(0.1)%	(39.6)	(0.2)%
Restructuring charges, net of tax (c) (g)	61.4	0.4%	153.9	1.0%	160.8	1.0%
Project-related costs, net of tax (c) (g)	8.0	—%	28.2	0.2%	36.8	0.2%
Divestiture loss (gain), net of tax (d) (g)	—	—%	9.2	0.1%	(66.0)	(0.4)%
Acquisition transaction and integration costs, net of tax (d) (g)	58.5	0.4%	—	—%	—	—%
Tax adjustment (f)	40.9	0.3%	—	—%	—	—%
CPW restructuring charges, net of tax	1.8	—%	—	—%	—	—%
Intangible asset impairments, net of tax (c) (g)	64.9	0.4%	—	—%	—	—%

Adjusted net earnings attributable to General Mills	$1,820.9	11.6%	$1,840.0	11.8%	$1,789.4	10.8%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6.
(f)	See Note 1.
(g)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended
	May 27, 2018		May 28, 2017		May 29, 2016
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$423.9	$86.4	$539.9	$144.2	$454.6	$87.5
Provisional tax benefit (b)	—	19.7	—	—	—	—
Mark-to-market effects (c)	(28.6)	(8.9)	6.8	2.6	(59.7)	(22.1)
Divestitures loss (d)	—	—	—	—	52.4	28.8
Acquisition transaction and integration costs (d)	64.5	19.8	—	—	—	—
Restructuring charges (e)	55.4	14.7	15.8	3.5	30.6	7.0
Project-related costs (e)	2.9	0.8	7.5	2.6	18.1	6.1
Intangible asset impairments (e)	96.9	32.0	—	—	—	—
Tax adjustment (f)	—	(0.4)	—	—	—	—

As adjusted	$615.0	$164.1	$570.0	$152.9	$496.0	$107.3

Effective tax rate:
As reported		20.4%		26.7%		19.2%
As adjusted		26.7%		26.8%		21.6%

Sum of adjustments to income taxes		$77.7		$8.7		$19.8

Average number of common shares—diluted EPS		593.5		588.9		611.2

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$(0.13)		$(0.01)		$(0.03)

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 2. Acquisition transaction and integration costs include $34.0 million of charges recorded in interest, net, and $30.5 million of costs recorded in SG&A expenses for the quarter ended May 27, 2018.
(e)	See Note 3.
(f)	See Note 1.

	Fiscal Year Ended
	May 27, 2018		May 28, 2017		May 29, 2016
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$2,135.6	$57.3	$2,271.3	$655.2	$2,403.6	$755.2
Provisional tax benefit (b)	—	523.5	—	—	—	—
Mark-to-market effects (c)	(32.1)	(10.0)	(13.9)	(5.1)	(62.8)	(23.2)
Divestitures (gain) loss (d)	—	—	13.5	4.3	(148.2)	(82.2)
Acquisition transaction and integration costs (d)	83.9	25.4	—	—	—	—
Restructuring costs (e)	82.7	21.4	224.1	70.2	229.8	69.0
Project-related costs (e)	11.3	3.3	43.9	15.7	57.5	20.7
Intangible asset impairments (e)	96.9	32.0	—	—	—	—
Tax adjustment (f)	—	(40.9)	—	—	—	—

As adjusted	$2,378.3	$612.0	$2,538.9	$740.3	$2,479.9	$739.5

Effective tax rate:
As reported		2.7%		28.8%		31.4%
As adjusted		25.7%		29.2%		29.8%

Sum of adjustments to income taxes		$554.7		$85.1		$(15.7)

Average number of common shares—diluted EPS		585.7		598.0		611.9

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$(0.95)		$(0.14)		$0.03

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 2.
(e)	See Note 3.
(f)	See Note 1.

Free Cash Flow

We believe this measure provides useful information to investors because it is an important indication of our ability to generate cash. We define free cash flow as net cash provided by operating activities less purchases of land, buildings, and equipment. The calculation of free cash flow follows:

	Fiscal Year
In Millions	2018	2017
Net cash provided by operating activities	$2,841.0	$2,415.2
Purchases of land, buildings, and equipment	(622.7)	(684.4)

Free cash flow	$2,218.3	$1,730.8